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Exhibit 10.9

Compensation Arrangement for Gordon McGilton
as approved by the Board of Directors
of Force Protection, Inc.

Excerpts from Force Protection, Inc. Board Minutes, dated January 13, 2006:

        RESOLVED, that effective as from January 1, 2006 the compensation of Mr. McGilton as Chief Executive Officer of the Company shall include:

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  Cash compensation of $35,000 per month, plus

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  Relocation expenses of $30,000 upon separation from the Company for any reasons, plus

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  A one time grant of 300,000 shares of the Company's unregistered common stock, such grant to be effective on January 1, 2006, plus

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  Options to purchase 1,000,000 shares of the Company's "S8" stock at a per share price equal to the closing market price on the first business day of January 2006, such options to vest as follows: 100% to vest in full one year from the date hereof provided that Mr. McGilton is employed by the Company at that time, and provided further that 50% of such options shall vest in the event of any change of control of more than 33.3% of the ownership of the Company and 50% of such options to vest in the event of termination of the CEO's position with the Company (unless such termination is the result of resignation or for good cause shown) prior to such vesting date.

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  All options must be exercised within 120 days from the date of leaving the Company's employment.

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  The foregoing grants are subject to the Company right to make such adjustment or changes at any time as may be necessary to comply with applicable law or to preserve and protect the best interests of the Company under the existing terms of any prior equity transaction (for example to avoid triggering any applicable "ratchet" clause or to avoid triggering an event of default or breach or representation).

Excerpts from Force Protection, Inc. Board Minutes, dated October 25, 2006:

        RESOLVED, as per the recommendation of the Compensation Committee, and based upon the information reviewed, that the 2007 Compensation for Gordon McGilton as CEO will increase effective January 1, 2007, by $5,000 per month;

        FURTHER RESOLVED additionally the Company will issue an option grant of 500,000 shares of common stock with a 5 year exercise period, registered under an S8, at a strike price as of market close on October 31, 2006. The options will vest 25% per quarter, on the final day of each calendar quarter in 2007 while Mr. McGilton remains employed in the capacity of CEO and/or Executive Chairman.

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  Exhibit 10.9